Exhibit 10.15

Certain identified information has been excluded from this exhibit both because it (i) is not material and (ii) is the type that the issuer treats as private or confidential. Brackets with triple asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

Parties to the Agreement: ColdQuanta, Inc. and the Regents of the University of Colorado, a body corporate

University Case Number: CU2675B, CU5477B and CU5478B

-i-

This EXCLUSIVE LICENSE AGREEMENT is between the Regents of the University of Colorado, a body corporate, for the University of Colorado Boulder, having an office at 4845 Pearl East Circle, Suite 200, Boulder, Colorado 80301 (“University”) and ColdQuanta, Inc., a Colorado corporation having its principal office at 1600 Range Street, Suite 103, Boulder, CO 80301 (“Licensee”).

BACKGROUND

1.	University and Licensee are co-owners of the Licensed Patents (“Licensed Patents” has the meaning assigned to it in Article 1) related to University Case Number(s) CU5477B and CU5478B.

2.	University wants the invention(s) described in the Licensed Patents developed and marketed as soon as possible so that the resulting products may be available for public use and benefit.

3.	Licensee desires to license the Licensed Patents for the purpose of developing and commercializing products covered by the Licensed Patents.

4.

University and Licensee have previously entered into a non-exclusive license agreement on February 2, 2012, as amended (“CU1833B-04 Agreement”) and attached to this Agreement as Appendix D. University and Licensee do not intend to amend or supersede the CU1833B-04 Agreement with this Agreement.

5.

University and Licensee have previously entered into an exclusive software license agreement dated October 29, 2010 (“Software License Agreement”), identified as CU Agreement No CU2675B-01, and University and Licensee intend to terminate and replace the Software License Agreement with this Agreement.

Accordingly, the parties agree as follows:

GENERAL TERMS AND CONDITIONS

Article 1 Definitions

1.1 Definitions. The terms defined in the Preamble above have their assigned meanings and the following terms, whether used in the singular or plural, have the meanings assigned to them.

(a)	“Agreement” means this Exclusive License Agreement, as amended from time to time.

(b)	“CU1833B-04 Agreement” has the meaning assigned to it in the Background.

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(c)	“Derivative Work” means any work developed or made by either party which is a “derivative work” of the Licensed Software as that term is defined under 17 U.S.C. § 101.

(d)	“Diligence Report” means the report described in Appendix B.

(e)	“Effective Date” means the date of last signature of the parties to this Agreement.

(f)	“Fair Market Value” means the cash price that would be paid in an arm’s length transaction between two unrelated parties.

(g)	“Field of Use” has the meaning assigned to it in Appendix A.

(h)

“Government Sales” means Net Sales made directly to the United States Government, excluding sales in connection with any United States Government contract entered into prior to the Effective Date under which the University has been or will be compensated as a subcontractor.

(i)

“Improvement” means any invention the practice of which would also require the practice of a Valid Claim and which is a modification of the inventions covered by a Valid Claim made solely by one or more of Dana Anderson and University researchers working in the laboratory, and under the supervision, of Dana Anderson at the University, so long as Dana Anderson is an employee of University and is actively participating in Licensee as a consultant or board member, but not solely as a shareholder.

(j)	“Insolvency” means

(i)	having generally ceased to pay debts in the ordinary course of business other than as a result of a bona fide dispute;

(ii)	being unable to pay debts as they become due; or

(iii)	being insolvent within the meaning of federal bankruptcy law.

(k)	“Jointly-Owned Licensed Patents” means

(i)

The United States and foreign patent(s), nonprovisional patent application(s) or provisional patent applications listed in Appendix A, Section 1(a)(ii) “Jointly-Owned Licensed Patents,” the patents issued therefrom, including any reissues, reexaminations, extensions of such patents, and any registrations, supplementary protection certificates and renewals of any such patents or patent applications, and all rights and priorities in any of the foregoing.

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(ii)

All divisional and continuation patent applications that take priority from those patents and patent applications listed in Appendix A, Section 1(a)(ii) “Jointly-Owned Licensed Patents,” and the patents issued therefrom, including any reissues, reexaminations, extensions of such patents, and any registrations, supplementary protection certificates and renewals of any such patents or patent applications, and all rights and priorities in any of the foregoing.

(iii)

Claims of any continuation-in-part applications that take priority from those patents and patent applications listed in (i) and (ii) and resulting patents to the extent they are directed to subject matter described in the patents and patent applications listed in (i) and (ii), and any registrations, supplementary protection certificates and renewals of any such patents or patent applications, and all rights and priorities in any of the foregoing.

(l)	“Licensed Patents” means the Jointly-Owned Licensed Patents.

(m)	“Licensed Product” means

(i)

any product, service, or process, or part thereof, the making, use, offer for sale, sale, importation or rendering of which would infringe one or more Valid Claims in the country in which it is made, used, sold, offered for sale, imported, or rendered; or any product, or part thereof, that is manufactured, or any service, or part thereof, that is rendered using a process that would infringe one or more Valid Claims in the country in which it is made, used, sold offered for sale, imported, or rendered.

(ii)	any product (or part thereof), method, service or process that contains or utilizes the Licensed Software or University Created Derivative Work(s) (“Licensed Software Product”).

(n)

“Licensed Software” means the Computer Control Software for BEC experiments owned by University as it existed and was described to University as of October 29, 2010, or, in other words, the effective date of the Software License Agreement.

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(o)

“Net Sales” means the amount of gross revenue payable on sales or from practice of any Licensed Product by or on behalf of Licensee or Sublicensees. Net Sales excludes the following items, but only to the extent they pertain to the sale or practice of Licensed Products, are included in gross revenue, are separately stated on purchase orders, invoices, or other documents, and are reported on the relevant Royalty Report:

(i)	Customary trade, quantity, or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken.

(ii)	Amounts repaid or credited by reason of rejection or return.

(iii)	Taxes levied on, excise duties, and other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of Licensee or Sublicensee, as applicable.

(iv)	Packing costs, insurance costs and freight out as to production, sale, transportation, delivery or use and paid by or on behalf of Licensee or Sublicensee, as applicable.

Net Sales also includes the Fair Market Value of any non-cash consideration received by Licensee and Sublicensees, for the sale or other disposition of Licensed Products.

For the absence of doubt, where the sale is between Licensee and Sublicensees, Net Sales only includes the sale of Licensed Products where the purchaser is the end user, and, where such sales to Sublicensees are not final sales, Net Sales only includes the downstream sale to third party customers and distributors.

(p)

“New Invention” means any invention in the field of ultra-cold matter and related devices and applications made solely by one or more of Dana Anderson, in his laboratory at the University, and University researchers working in the laboratory, and under the supervision, of Dana Anderson at the University, so long as Dana Anderson is an employee of University and is actively participating in Licensee as a consultant or board member, but not solely as a shareholder.

(q)	“Non-Government Sales” means all Net Sales that are not Government Sales.

(r)	“Notice Date” has the meaning assigned to it in Article 13.2.

(s)	“Option Period” has the meaning assigned to it in Article 2.4.

(t)	“Option Rights” has the meaning assigned to it in Article 2.4.

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(u)	“Recipient” means a party who receives information from the other party to this Agreement.

(v)	“Royalty Report” is included as Appendix C and described in Article 6.1.

(w)	“Senior Executive” means a person with authority to contractually bind the party.

(x)	“Software License Agreement” has the meaning assigned to it in the Background.

(y)	“Sublicense” means a grant of rights by Licensee to a third party to make, have made, use, sell, offer to sell, import, have imported, export, or have exported Licensed Product.

(z)	“Sublicensee” means the third party granted a Sublicense from Licensee.

(aa)

“Sublicense Income” means all consideration received by Licensee from a third party as consideration for the grant of a Sublicense or an option for a Sublicense. Such consideration includes any upfront, license initiation, or signing fees; license maintenance fees; milestone payments; unearned portion of any minimum annual royalty payment; payments associated with an acquisition or liquidation of the assets of the Sublicensee that may be deferred or trailing payments; and the Fair Market Value of any equity and any other non-cash consideration paid to Licensee for the Sublicense.

Sublicense Income excludes (i) sums received as royalties on Net Sales by the Sublicensees, such Net Sales being subject to the royalty on Net Sales in Appendix A, (ii) amounts paid for equity of Licensee up to and including its Fair Market Value, and (iii) payments for research and development of Licensed Products that do not exceed the actual cost of performing such research and development, where such actual costs for scientific consulting will reflect a commercially reasonable FTE charge, as separately reported and supported by appropriate documentation.

(bb)	“Term” has the meaning assigned to it in Article 12.1.

(cc)	“Territory” has the meaning assigned to it in Appendix A.

(dd)	“Third Party Software” means the [***] software application, made available by[***] as of the Effective Date, which software application is required to run the Licensed Software.

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(ee)	“University Created Derivative Works” means Derivative Work(s) created by employees of University, or otherwise assignable to University and made, within three (3) years after the Effective Date.

(ff)	“University Indemnitees” includes the Regents of the University of Colorado, a body corporate, its regents, employees, students, officers, agents, affiliates, representatives, and inventors.

(gg)

“Valid Claim” means a pending or issued and unexpired claim of a Licensed Patent so long as the claim has not been irrevocably abandoned or declared to be invalid through no fault of Licensee in a non-appealable decision of a court or other government agency of competent jurisdiction.

1.2 Other Definitional Provisions.

(a)	All references to statutes and related regulations include:

(i)	any past and future amendments of those statutes and related regulations; and

(ii)	any successor statutes and related regulations.

(b)	The words “including,” “includes,” and “include” are deemed to be followed by the words “without limitation.”

1.3 All references to currency in this Agreement such as “Dollars” or “$” refer to the lawful currency of the United States of America.

Article 2 Grant and Reservation of Rights

2.1 Licenses. Subject to the terms and conditions of this Agreement, University hereby grants to Licensee, and Licensee hereby accepts,

(a)

an exclusive license, subject to the rights of the federal government as set forth in Article 5 and the rights reserved by University under Article 2.2, under the University’s rights to the Licensed Patents to make, have made, use, import, offer to sell, sell, render, and practice the Licensed Products in the Field(s) of Use and the Territory.

(b)

an exclusive license, subject to the rights of the federal government as set forth in Article 5 and the rights reserved by University under Article 2.2, to (i) make Derivative Works and (ii) reproduce, sell, and distribute copies of the Licensed Software and Licensee-created Derivative Work(s) in object code or source code form in the Field of Use and the Territory. For the purposes of this Article 2.1(b) only,

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“Derivative Work” means a work based upon the Licensed Software, such as but not limited to a revision, modification, translation, abridgement, condensation, expansion, collection, compilation, or any other form in which such Licensed Software may be recast, transformed or adapted.

(c)

an exclusive license, subject to the rights of the federal government as set forth in Article 5 and the rights reserved by University under Article 2.2, to reproduce, modify, distribute, transmit, create derivative works from, publicly display and publicly perform the University Created Derivative Works in order to make, have made, offer to sell, sell, market, distribute, import and export Licensed Products, including any incorporated portion of the University Created Derivative Works in the Field of Use and Territory.

2.2 Reservation of Rights. The licenses granted under Article 2.1 are expressly made subject to: (a) University’s reservation, on behalf of itself, future not-for-profit employers of the inventors of the Licensed Patents, and all other not- for-profit academic and research institutions, of the right to practice the Licensed Products under the Licensed Patents for educational, research, clinical, or other non-commercial purposes, including industry sponsored research and (b) University’s reservation, on behalf of itself, future not-for-profit employers of the authors of the Licensed Software and University Created Derivative Works, and all other not-for-profit academic and research institutions, of the right to use, reproduce, distribute, transmit, create derivative work(s) from, publicly display and publicly perform the Licensed Software and University Created Derivative Works (and derivative works thereof) for educational, research, clinical, or other non- commercial purposes without any accounting to Licensee.

2.3 Limitation on Rights. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of University other than the Licensed Patents, regardless of whether such patents are dominant or subordinate to the Licensed Patents.

2.4 Improvements. For a period of three (3) years from the Effective Date and unless this Agreement is earlier terminated, University hereby grants to Licensee an option to acquire an exclusive license, including the right to sublicense, in all Improvements, provided that University is not contractually precluded from granting such option (the “Option Rights”). For a period of three (3) years from the Effective Date and unless this Agreement is earlier terminated, University shall disclose each Improvement to Licensee in reasonable written detail after University’s Venture Partners office receives notification from the inventor of such Improvement. As to each such Improvement, the Option Rights terminate one- hundred and twenty (120) days from the date such written disclosure of such Improvement is provided to Licensee by University (the “Option Period”). At any

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time during the Option Period, Licensee may exercise its Option Rights to the Improvement by so notifying University in writing before the expiration of the Option Period. Each Improvement will be added to this Agreement by a written amendment, and Licensee shall reimburse University for any patent expenses previously incurred by the University associated with such Improvement. For the sake of clarity, any Licensed Products based on the Improvements added under this Agreement will be subject to the same obligations regarding the payment of royalties and milestones as any other Licensed Products but, other than reimbursement of patent expenses as provided in the preceding sentence, Licensee will owe no additional consideration in connection with any amendment to add an Improvement under this Agreement. In the event Licensee does not exercise its Option Rights to any Improvement during the Option Period, then neither party will be under any further obligation to the other with respect to that particular Improvement, and to the extent an Improvement is jointly owned by the parties, University may license its interest in the Improvement without any further accounting or notification to Licensee. In the event an Improvement under this Agreement would also be considered an Improvement under the CU1833B-04 Agreement, the Improvement will be added only under this Agreement and will not be deemed an Improvement under the CU1833B-04 Agreement.

2.5 New Inventions. For a period of three (3) years from the Effective Date, University shall disclose each New Invention to Licensee in reasonable written detail after University’s Venture Partners office receives a written disclosure of the New Invention from the inventor(s) of such New Invention, which disclosure will be treated as University’s confidential information under Article 7.

2.6 Derivative Works.

(a)

Licensee Created Derivative Works. Licensee will own exclusively all elements of Derivative Works created solely by Licensee and that are not Licensed Software. Licensee grants University a non-exclusive, worldwide, fully paid license to such elements of Derivative Works that are not Licensed Software, for educational, research (including industry sponsored research), and other non-commercial purposes.

(b)

University Created Derivative Works. University will own exclusively all University Created Derivative Works. For three years from the Effective Date, University shall deliver to Licensee at least once per calendar year any University Created Derivative Works made and disclosed to Venture Partners during that year in source or non- machine language code form, as available.

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2.7 Third Party Software.

(a)	Licensee shall not remove or modify the copyright, trademarks, or other proprietary notices and disclaimers related to the Third Party Software as they may appear in the Licensed Software.

(b)

In order to use the Licensed Software, Licensee must maintain a valid license to the development version of the Third Party Software for each computer on which the Licensed Software will be used. Licensee’s use of the Third Party Software is subject to the terms and conditions of the Third-Party Software provider.

(c)	Licensee shall distribute the Licensed Software and any Derivative Work in accordance with the terms and conditions of the Third Party Software provider.

Article 3 Economic Consideration

3.1 As consideration for the license and rights granted under this Agreement, Licensee shall pay to University the economic consideration specified in Appendix A.

Article 4 Sublicensing

4.1 Sublicenses Permitted. Licensee may grant Sublicenses under the rights granted in Article 2.

4.2 Sublicensee Royalties. Licensee shall do the following:

(a)	Pay royalties on Net Sales by Sublicensees and on Sublicense Income as specified in Appendix A.

(b)	Include in all Sublicense agreements royalty payment terms that are consistent with and do not conflict with this Agreement.

(c)

Retain all responsibility for the performance of all Sublicensees under any Sublicense agreement as if the performance were carried out by Licensee itself, including the payment to University of any Net Sales royalties, regardless of whether the Sublicensee pays Licensee.

(d)	Require payment of cash consideration only from Sublicensees unless University has expressly consented in writing and in advance to other consideration.

4.3 Required Provisions. Licensee shall include the following provisions for the benefit of University in all Sublicense agreements: Article 2.2 Reservation of Rights, Article 3 Economic Consideration, Article 5 U.S. Government Rights, Article 6 Reports, Records, and Audits (including University’s direct right to audit the Sublicensees), Article 8 Export, and Article 11 Warranties, Indemnification, and Insurance.

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4.4 Sublicensee Conduct. Licensee shall cause the Sublicensees to covenant to do the following:

(a)	Not to further sublicense the Licensed Patents.

(b)	Submit to University and Licensee:

(i)	Diligence Reports including at least the same level of detail as set forth in Appendix B; and

(ii)	Royalty Reports in the form set forth in Appendix C.

(c)	Agree to the equivalent of Article 7 Confidential Information and Article 13.14 Survival.

4.5 Termination of Licenses or Sublicense.

(a)

Licensee shall cause all Sublicenses to be subject to the termination of this Agreement; provided, however, that a Sublicense is not subject to the termination of this Agreement if Licensee and Sublicensee comply with Article 4.5(b) below.

(b)

Notwithstanding Article 4.5(a), in the event this Agreement is terminated pursuant to Articles 12.2, 12.3 or 12.5, Licensee and each Sublicensee may agree to assign the Sublicense to University so long as the Sublicensee complies with Article 4, the Sublicensee is not in breach of its Sublicense, and University is not obligated to incur any obligations or make any representations or warranties in excess of those contained in this Agreement.

(c)	Licensee shall require the automatic termination of any Sublicense in the event the Sublicensee institutes a legal action challenging the validity of any Licensed Patent.

4.6 Copy of Sublicense. Licensee shall submit to University a copy of each fully executed Sublicense agreement and any amendments to Sublicense agreements entered into by Licensee under this Agreement. A copy of such Sublicense agreements and amendments must be received by University within 30 days of their execution.

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Article 5 Article 5 U.S. Government Rights and Requirements

5.1 The Bayh-Dole Act. This Agreement is subject to all of the terms and conditions of 35 U.S.C. §§ 200-212, (“The Bayh-Dole Act”) and 37 C.F.R. § 401. Accordingly, Licensee shall, and shall require the Sublicensees to, take all reasonable action necessary to enable University to satisfy its obligations under The Bayh-Dole Act including the use of commercially diligent efforts to cause any Licensed Products to be manufactured substantially in the United States. Licensee may obtain a waiver of this manufacturing requirement from the appropriate federal agency.

5.2 Licensed Software.

(a)

Licensed Software. The Licensed Software was developed under a funding agreement(s) with the Government of the United States of America. This Agreement is explicitly made subject to the Government’s rights and requirements under such agreement(s) and any applicable law or regulation.

(b)

University Created Derivative Works. University Created Derivative Works may be developed under a funding agreement with the Government of the United States of America and may be subject to the terms and conditions of such funding agreement. This Agreement is explicitly made subject to the Government’s rights and requirements under any such funding agreement and any applicable law or regulation. To the extent that there is a conflict between any such funding agreement or any applicable law or regulation and this Agreement, the terms of such Government agreement or applicable law or regulation control. Licensee shall take all reasonable action necessary to enable University to satisfy its obligations with the Government relating to any University Created Derivative Works.

Article 6 Reports, Records, and Audits

6.1 Reports. Licensee shall submit the following reports to University via email attachment and writing:

(a)	Diligence Reports as set forth in Appendix B.

(b)	Quarterly Royalty Reports as set forth in Appendixes A and C for each calendar quarter regardless of any Net Sales beginning in the calendar quarter of the first commercial sale.

If the first reporting period is not a complete year or quarter, Licensee shall, or shall cause each Sublicensee to, report partial periods.

6.2 Records. Licensee shall do the following:

(a)

Keep accurate records and cause all Sublicensees to keep accurate records in sufficient detail to reflect its operations under this Agreement and to enable the royalties accrued and payable under this Agreement to be determined.

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(b)	Retain the records for at least three years after the close of the period to which they pertain, or for such longer time as may be required to resolve any question or discrepancy raised by University.

6.3 Audit by University.

(a)

Upon the request of University, with reasonable notice, but not more frequently than once a calendar year, Licensee shall permit an independent public accountant selected and paid by University to have access during regular business hours to records, reports and other information relating to any Sublicense or this Agreement as may be necessary to verify the accuracy of payments made or payable under this Agreement.

(b)

The accountant will disclose information it acquires through such audit to University only to the extent that it should properly have been contained in the Royalty Reports required under this Agreement, it shows compliance or noncompliance by Licensee with the terms and conditions of this Agreement, or the accountant believes it materially relates to Article 6 of this Agreement.

(c)

If an inspection or audit shows an underreporting or underpayment in excess of [***], then Licensee shall, within sixty (60) days of its receipt of the results of the inspection or audit, reimburse University for the cost of the inspection or audit and pay the amount of the underpayment including any interest as required by this Agreement.

6.4 Licensee Self-Audit. Licensee shall conduct, at its sole expense, an independent audit of sales and royalties owed under this Agreement at least every 2 calendar years beginning in the calendar year that annual sales of Licensed Product are over [***]. The audit will address, at a minimum, the amount of gross sales by or on behalf of Licensee and Sublicensees during the audit period, the amount of funds owed to University under this Agreement, and whether the amount owed has been paid to University and is reflected in the records of Licensee. Licensee shall submit the auditor’s report promptly to University upon completion.

Article 7 Confidential Information

7.1 Responsibilities. The parties shall protect all confidential information disclosed by the other party under this Agreement from disclosure to third parties using the same degree of care that the Recipient uses to protect its own confidential and proprietary information, but no less than a reasonable degree of care, and in accordance with this Article 7.1. The parties shall not make

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disclosures of the other party’s confidential information without the written permission of the other party. To protect University confidential information, Licensee shall adopt security measures commonly observed in industries that rely on confidential information. These measures include restricted access to such information and the selective destruction of sensitive materials. The obligations under this Article 7 will expire 5 years after the termination or expiration of this Agreement.

7.2 Ownership. All written documents containing confidential information and other material in tangible form received by the Recipient under this Agreement remains the property of the disclosing party. Upon request of the disclosing party, the Recipient shall return such documents to the disclosing party or provide evidence of their destruction.

7.3 Future Information and Inventions. All invention disclosures, scientific data, diligence reports, and proprietary business information disclosed by either party including the Sublicensees under this Agreement are considered confidential information of the disclosing party.

7.4 Exceptions. Confidential information does not include the following:

(a)	Information that, at the time of disclosure, had been previously published or was otherwise publicly available through no fault of Recipient.

(b)	Information that becomes public knowledge after disclosure unless such knowledge results from a breach of this Agreement.

(c)	Information that was already in Recipient’s possession prior to the time of disclosure as evidenced by written records kept in the ordinary course of business or by proof of actual use.

(d)	Information that is independently developed without use of the confidential information.

(e)	Information that is required to be disclosed by law, court order, or government regulation.

7.5 CORA. University is subject to the Colorado Open Records Act, C.R.S. §§ 24-72-201, et seq. (CORA). All plans and reports marked “Confidential” by Licensee shall be treated by University as confidential to the extent permitted under § 24-72-204. Certain categories of information, including trade secrets and information implicating legal privileges, are not required to be released in response to requests for information under CORA.

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Article 8 Export

8.1 Export Compliance. Licensee shall, and shall require the Sublicensees to, comply with all applicable United States laws and regulations controlling the export of licensed commodities and technical data relating to this Agreement. (For the purpose of this paragraph, “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions and “licensed commodities” means any article, material or supply but does not include information.) Among other things, these laws and regulations may prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Licensee understands that it may be held responsible for any violation of such laws and regulations by itself or any Sublicensee.

8.2 Applicable Laws. Applicable laws and regulations may include but are not limited to the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130), and the economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

8.3 Termination for Violation of Export Control Laws. University may terminate this Agreement under Article 12.3(d) if Licensee is determined or found by any United States regulatory authority to have violated any of the United States export control laws or regulations related to this Agreement.

Article 9 Patent Prosecution

9.1 Licensee’s Responsibilities. Licensee shall assume primary responsibility for preparing, filing, prosecuting and maintaining patent claims of appropriate scope (e.g., including both broad claims and claims directed to commercial embodiments) for the Jointly-Owned Licensed Patents (including any interference or reexamination actions) for University’s and Licensee’s benefit. Licensee shall engage one or more patent counsel in independent practice to prepare, file, prosecute, and maintain the Licensed Patents, and within 30 days of the Effective Date, Licensee shall provide University written notice of the name of Licensee’s patent counsel and a copy of the engagement letter with patent counsel. Licensee shall inform University before transferring legal representation related to the Licensed Patents to other counsel. Further, Licensee shall assume primary responsibility for all patent activities, including all costs, associated with the preparation, filing, prosecution, and maintenance of the Licensed Patents. Licensee shall, or shall instruct its patent counsel to, provide University with (i) copies of all official documents and correspondence relating to the inventorship, prosecution, maintenance, and validity of the Licensed Patents received from the relevant government patent office promptly after receipt and (ii) copies of all official documents and correspondence relating to the inventorship, prosecution, maintenance, and validity of the Licensed Patents prior to the filing of such

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documents sufficiently in advance of any due date to allow University to review and provide comments. Licensee shall provide sufficient notice and describe the proposed action to University before taking any substantive actions in prosecuting the claims, and, for the Jointly-Owned Licensed Patents, Licensee shall reasonably consider any feedback provided by University. To aid Licensee in this process, University shall provide information, execute and deliver documents and do other acts as Licensee may occasionally reasonably request. Licensee shall reimburse University for University’s reasonable costs in complying with such requests. Licensee may not abandon prosecution or maintenance of any patent application or patent within the Licensed Patents without first notifying University of Licensee’s intention and reason therefor at least 90 days prior to any bar date and providing University with reasonable opportunity to assume responsibility for prosecution and maintenance of such patent applications and patents.

9.2 On-Going Patent Prosecution. If Licensee does not pursue patents in the U.S. or a foreign jurisdiction where patent protection may be available, Licensee shall notify University 90 days prior to any patent prosecution bar date in the U.S. or foreign jurisdiction so that University may prosecute patents in that jurisdiction if University desires. If University pursues such U.S. or foreign patent protection, then from that time forward all such patent applications and any patents arising therefrom will not be considered Licensed Patents under this Agreement and Licensee forfeits all rights under this Agreement to such patent applications and any patents arising therefrom. University is responsible for all costs associated with those patent applications and patents it decides to pursue and maintain.

9.3 Intellectual Property Management Plan. In the event this Agreement is terminated pursuant to Article 12 of this Agreement or the exclusive license granted until Article 2.1(a) is converted to a non-exclusive license pursuant to Article 12.4 of this Agreement, Licensee or any successor in interest under relevant Jointly Owned Licensed Patents as applicable, shall meet with University to negotiate, in good faith, an intellectual property management plan for the continued prosecution of the Jointly-Owned Licensed Patents.

Article 10 Patent Enforcement

10.1 Notice of Infringement. University and Licensee shall each inform the other party promptly in writing of any suspected infringement of the Licensed Patents by a third party. The parties shall include in the notice all evidence of infringement possessed by the suspecting party. Upon such notice and before proceeding with any action (e.g., cease and desist notice), the parties shall consult with each other.

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10.2 Licensee’s Right To Institute Suit. Licensee has the first right to institute suit to enforce the Licensed Patents based on any suspected infringement of the Licensed Patents. University may be named as a party plaintiff only if:

(a)	Such action is necessary to achieve standing;

(b)	University is not the first named party in the action; and

(c)	The pleadings and any public statements about the action state that Licensee is pursuing the action and that Licensee has the right to join University as a party.

Licensee shall keep University reasonably apprised of the status and progress of any litigation. Licensee shall bear the entire cost of such litigation. Any recovery or settlement in excess of reasonable attorney’s fees for outside counsel and court costs incurred in litigation related to patent enforcement shall be shared [***] between Licensee and University, respectively. If University is named as a party plaintiff in an enforcement action under this Article 10.2, University, at its option, may be represented by separate counsel of its own selection, the fees for which shall be paid by University.

10.3 Joint Suit. If University and Licensee agree to institute suit jointly to enforce the Licensed Patents, the suit shall be brought in both their names, the out- of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. University and Licensee will agree to the manner in which they will exercise control over such suit. Each party, at its option, may be represented by separate counsel of its own selection, the fees for which shall be paid by each such party. If Licensee names University as a party plaintiff under Article 10.2, such a suit is not a joint suit under this Article 10.3.

10.4 University Suit. In the absence of a Licensee suit pursuant to Article 10.2 or absent an agreement to institute a suit jointly under Article 10.3, University may institute suit to enforce the Licensed Patents. Licensee may be joined as a party plaintiff and shall give University reasonable assistance and authority to file and prosecute the suit. If University decides to institute suit, it shall provide written notice to Licensee within 90 days of the date when it receives notice that Licensee will not institute suit. If within 15 days of such notice, Licensee does not notify University in writing that it will jointly prosecute the suit under Article 10.3, Licensee shall assign and hereby does assign to the University all rights, causes of action, and damages resulting from the alleged infringement. During such action Licensee may not grant Sublicenses without University’s permission, and University has full authority to settle on such terms as University determines. University shall bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement. Licensee hereby waives any claim to any recovery or settlement obtained by University.

Exclusive License Agreement [Rev. 2020]	Page 16 of 37	CU Case Number CU5477B-01

Article 11 Warranties, Indemnification, and Insurance

11.1 Disclaimer of Warranties.

(a)

UNIVERSITY MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE OR ITS SUBLICENSEE(S) OR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS OR ANY OTHER PRODUCTS OR PROCESSES INCORPORATING OR MADE BY USE OF THE LICENSED PATENTS, LICENSED SOFTWARE, OR UNIVERSITY CREATED DERIVATIVE WORKS.

(b)

THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, AND NO INVESTIGATION HAS BEEN MADE, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OR SALE OF LICENSED PRODUCTS OR ANY OTHER PRODUCTS, PROCESSES, OR SERVICES INCORPORATING OR MADE OR RENDERED BY USE OF THE LICENSED PATENTS, LICENSED SOFTWARE, OR UNIVERSITY CREATED DERIVATIVE WORKS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK, OR OTHER RIGHTS.

(c)

Third Party Software. Licensee’s access and use of the Third Party Software is subject to the terms and conditions of the Third Party Software provider. UNIVERSITY MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH THE RESPECT TO USE, INABILITY TO USE, OR THE RESULTS OF USE, OF THE THIRD PARTY SOFTWARE.

(d)	Nothing in this Agreement may be construed as:

(i)	a warranty or representation by University as to the validity or scope of any of the rights included in the Licensed Patents, Licensed Software, or University Created Derivative Works;

(ii)

a warranty or representation that the Licensed Patents , Licensed Software, University Created Derivative Works, or anything made, used, sold or otherwise disposed of or rendered under this Agreement will or will not infringe patents, copyrights or other rights;

Exclusive License Agreement [Rev. 2020]	Page 17 of 37	CU Case Number CU5477B-01

(iii)	an obligation to furnish any know-how not agreed to in this Agreement or to provide any services other than those specified in this Agreement, or

(iv)	an obligation by University to bring or prosecute actions or suits against third parties for infringement.

(e)

Licensed Software is provided by University without any obligation to provide technical support, telephone, email or otherwise, including but not limited to modifications, improvements, customizations, patches, bug fixes. Licensee is solely responsible for obtaining any technical support for itself and its end users.

11.2 Indemnification. Licensee shall indemnify, defend, and hold University Indemnitees harmless from and against all liability, demands, damages, losses, and expenses (including attorney fees and other costs and expenses of litigation), for death, personal injury, illness, property damage, noncompliance with applicable laws and any other claim, proceeding, demand, expense and liability of any kind whatsoever in connection with or arising out of any of the following:

(a)

The use by or on behalf of Licensee, any Sublicensees, or their respective directors, officers, employees, or third parties (including the end users of Licensed Products) of any Licensed Patents, Licensed Software, or University Created Derivative Works;

(b)

The design, manufacture, production, distribution, importation, exportation, advertisement, consumption, sale, lease, sublicense or use of any Licensed Products by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patents, Licensed Software, or University Created Derivative Works; or

(c)	For the consequences of any violation by Licensee or any Sublicensee of any applicable export control laws or regulations relating to this Agreement.

(d)	Any right or obligation of Licensee or Sublicensee under this Agreement.

(e)	Defense of University.

(i)

Colo. Rev. Stat. Section 23-20-110 states that the Colorado Attorney General, acting through University’s Office of University Counsel, must represent University in all actions. Licensee shall, at its own expense, provide attorneys reasonably acceptable to the Colorado Attorney General to defend against any actions brought or filed against any University Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought (any such action a “Claim”).

Exclusive License Agreement [Rev. 2020]	Page 18 of 37	CU Case Number CU5477B-01

(ii)

In the event the Colorado Attorney General does not agree to legal counsel selected by Licensee, the Colorado Attorney General will represent University and University shall pay for its own representation.

(iii)

Neither Licensee nor University may settle a Claim without the prior written consent of the other, which consent shall not be unreasonably withheld. Licensee may take control of the defense of such Claim with counsel of its choice; provided, however, that:

(A)	University at its own expense may participate and appear (on an equal footing) with Licensee in the defense of the Claim,

(B)	University may undertake and control such defense in the event of the material failure of Licensee to undertake and control the same.

11.3 Insurance. Licensee represents and warrants that it now maintains and shall continue to maintain comprehensive general liability insurance, including product liability insurance to the extent available on commercially reasonable terms, and any other insurance customary in the industry, and that such insurance coverage lists the University Indemnitees as additional insureds. Licensee’s insurance shall be primary coverage; any insurance that University may purchase is excess and noncontributory. Licensee’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. Within 90 days after the execution of this Agreement and thereafter on University’s request, Licensee shall present evidence to University that the coverage is maintained with the University Indemnitees listed as additional insureds. In addition, Licensee shall provide University with at least 30 days prior written notice of any change in or cancellation of insurance coverage. Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during:

(a)	The period that any Licensed Product is being commercially distributed or sold by Licensee, an agent of Licensee, or a Sublicensee; and

(b)	A reasonable period after the period referred to in (a) above, which in no event will be less than [***].

Exclusive License Agreement [Rev. 2020]	Page 19 of 37	CU Case Number CU5477B-01

Article 12 Duration, Conditions, Termination, and Conversion

12.1 Term. This Agreement is effective as of the Effective Date and expires on the expiration date of the last-to-expire patent or last-to-be-abandoned patent application within the Licensed Patents, whichever is later, unless earlier terminated pursuant to Article 12.2, 12.3, or 12.5.

12.2 Termination of Agreement by Licensee. Licensee may terminate this Agreement at any time on 60 days prior written notice to University, if Licensee does all of the following:

(a)	Pays all amounts due as well as all non-cancelable costs to University through the termination date.

(b)	Submits final payments as provided in Appendix A and a final report of the type described in Article 6 Reports, Records and Audits.

(c)	Returns any confidential information provided to Licensee by University in connection with this Agreement.

(d)

Suspends its use and sales of the Licensed Software Products; provided however, that subject to making the payments required by Article 3 and the reports required by Article 6, Licensee may, for a period of [***] after the effective date of such termination, sell any Licensed Software Products that are incorporated in Licensed Products that are in inventory.

12.3 Termination by University. University may terminate this Agreement if Licensee does and fails to cure, within [***] (or [***] in the case of delinquent payment) of written notice, any of the following:

(a)	Is delinquent on any report or payment that is not in dispute.

(b)	Is in breach of the diligence obligations described in Appendix A, including the milestone requirements and such missed milestone is not otherwise excused pursuant to the terms of this Agreement.

(c)	Provides any false report, as determined between the parties pursuant to Article 13.9(a) of this Agreement, or is in breach of any other material provision of this Agreement.

(d)	Violates any laws or regulations of applicable governmental entities that have a material adverse effect on the

(i)	University; or,

(ii)	Licensee’s ability to perform its obligations under this Agreement.

Exclusive License Agreement [Rev. 2020]	Page 20 of 37	CU Case Number CU5477B-01

(e)	Ceases to carry on development activities pertaining to the Licensed Patents.

(f)	Institutes a legal action challenging the validity of any Licensed Patent.

(g)	Fails to maintain insurance as provided for in Article 11.

12.4 Conversion to Non-Exclusive License. University may at its reasonable discretion convert the license under Article 2.1(a) to a non-exclusive license if Licensee does any of the following:

(a)	Ceases to continue operating its material business.

(b)	Does not use commercially reasonable efforts to develop the Licensed Patents including efforts consistent with the diligence milestones and obligations in Appendix A.

(c)

After beginning commercial sales of the Licensed Products stops selling any Licensed Product for two consecutive calendar quarters, except where a Sublicensee is selling Licensed Products or where such discontinuation of sales is due to a force majeure event or other circumstances beyond the Licensee’s reasonable control, such as action of regulatory authorities or a supply or manufacturing interruption, and Licensee notifies University promptly in the event such circumstances arise, giving an indication of the likely extent and duration thereof, and uses commercially reasonable efforts to resume commercial sales as soon as practicable.

12.5 Automatic Termination. This Agreement immediately terminates in the event that:

(a)

Licensee seeks liquidation, reorganization, dissolution or winding-up of itself, is insolvent or evidence exists as to its Insolvency, or Licensee makes any general assignment for the benefit of its creditors;

(b)

A petition is filed by or against Licensee, or any proceeding is initiated by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision or unless any such action filed or initiated against Licensee is dismissed within [***];

(c)	A receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property; or

Exclusive License Agreement [Rev. 2020]	Page 21 of 37	CU Case Number CU5477B-01

(d)	Licensee adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.

In the case of a bankruptcy, this Agreement does NOT pass to a trustee in bankruptcy nor may the Agreement be held as an asset of said bankrupt.

12.6 Data and Regulatory Filings. In the event of an early termination of this Agreement under this Article 12, Licensee shall promptly, but no less than 30 days after the effective date of termination, provide to University a copy of any and all data, results, and technical information and all documents and other materials filed by or on behalf of Licensee with any U.S. or foreign government agency, made, developed, or obtained by Licensee during the term of this Agreement and directly related to the Licensed Patents or Licensed Products. University may use, reference, cross-reference, review, have access to, and incorporate any of the foregoing documents and information for any purpose including sharing with third parties, provided that any such information that is marked confidential and that is not directly related to the Licensed Patents or Licensed Products shall be treated as confidential information of Licensee. University recognizes that portions of filings made by a Sublicensee using Licensed Products or Licensed Patents may contain Sublicensee’s confidential and proprietary information that is unrelated to Licensed Products or Licensed Patents, and nothing in this Agreement grants University any rights related to such information, nor obligates Licensee or Sublicensee to disclose such information.

12.7 Survival. The provisions of Articles 3 Economic Consideration; 6 Reports, Records, and Audits; 7 Confidential Information; 11 Warranties, Indemnification, and Insurance; 12.2(d); 12.6 Data and Regulatory Filings; 13.4 Use of Names and Marks; 13.8 Choice of Law; 13.9 Dispute Resolution; 13.10 Merger and Modification of Agreement; 13.11 Severability; 13.13 Preservation of Immunity; 13.14 Headings; 13.16 Survival; Appendix A, Section 2 Financial Conditions; and any other provision of this Agreement that by its nature is intended to survive, will survive any termination or expiration of this Agreement.

Article 13 General

13.1 Assignment. This Agreement is binding upon and inures to the benefit of the respective successors and permitted assigns of the parties to this Agreement.

(a)

Assignment by Licensee. Subject to Articles 13.1 (b) and (c), Licensee may assign this Agreement as part of a sale of Licensee’s entire business, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination.

Exclusive License Agreement [Rev. 2020]	Page 22 of 37	CU Case Number CU5477B-01

(b)

Conditions of Assignment. Prior to any assignment, the following conditions must be met: (i) Licensee must provide University 10 days prior written notice of the assignment, including the new assignee’s contact information; and (ii) the new assignee must agree in writing with University to be bound by this Agreement.

(c)

Bankruptcy Petition. In the event Licensee informs University that Licensee is considering filing a bankruptcy petition, Licensee may assign this Agreement if University determines in its sole discretion that the party has provided or can provide adequate assurance of future performance, including diligent development and sales, of the Licensed Patents.

(d)

Any Other Assignment by Licensee. Any other attempt by Licensee to assign this Agreement or any of Licensee’s rights under this Agreement, or to delegate any of Licensee’s obligations under this Agreement, is null and void.

13.2 General Notice. Notice under this Agreement is sufficiently given and effective upon

(a)	the date of delivery if delivered in person, or national overnight delivery service, or

(b)	five days after mailing, if mailed by first-class or certified mail, postage paid,

(the “Notice Date”) to the respective addresses below or to such other address as either party will designate by written notice given to the other party.

University shall mail all general notices to Licensee to the following address:

ColdQuanta, Inc.

3030 Sterling Circle

Boulder, CO 80301

Attn: CFO

Licensee and Sublicensees shall mail all general notices to University to the following address:

License Administrator, CU Case # CU5477B-01.

Venture Partners

University of Colorado Boulder 589 UCB

4845 Pearl Circle East, Suite 200

Boulder, CO 80301

Exclusive License Agreement [Rev. 2020]	Page 23 of 37	CU Case Number CU5477B-01

Notwithstanding the other provisions in this Article 13, University may email financial invoices to Licensee (i.e., accounting contact) to the following contact person:

Name: Accounting Department

Email: [***]

13.3 Invalidation Notice. Licensee shall provide written notice to University at least 90 days prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Licensee shall include in such written notice an identification of all prior art it believes invalidates any claim of the patent.

13.4 Use of Names and Marks. Licensee shall not identify University in any promotional advertising, press releases, sales literature or other promotional materials to be disseminated to the public or any portion thereof without University’s prior written consent in each case, except that Licensee may state that it has a license for the Licensed Patents from University. University may state that it has licensed the Licensed Patents to Licensee. Licensee further shall not use the name of University or any University faculty member, inventor, employee or student or any trademark, service mark, trade name, copyright or symbol of University, without the prior written consent of University, entity or person whose name is sought to be used.

13.5 Marking.

(a)	Licensee shall cause Licensed Products sold under this Agreement to be marked with the notice of the patent numbers or patent pending, as may be appropriate.

(b)

Licensee shall include the following copyright notices for Licensed Software Products in the About Box (if applicable) and in any applicable written documentation or, if no such documentation exists, in a “read me” or other .txt file distributed with each copy of the Licensed Software Products:

Copyright (c) 2010 National Instruments Corporation. All Rights Reserved.

Copyright (c) 2010 The Regents of the University of Colorado, a body corporate.

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13.6 University Rules and Regulations. Licensee acknowledges that University employees who are engaged by Licensee, whether as consultants, employees, or otherwise, or who possess a material financial interest in Licensee, are subject to University’s rules regarding outside activities and financial interests as set forth in University’s intellectual property policy and related policies regarding conflicts of interest and outside consulting, as may be amended from time to time. Any term or condition of an agreement between Licensee and a University employee that seeks to vary or override such employee’s obligations to University may not be enforced against such employee or University without the express written consent of the Principal Technology Transfer Officer, as well as University of Colorado Medicine (formerly University Physicians, Inc.), as applicable.

13.7 Compliance with the Law. Licensee shall comply with all commercially material local, state, federal, and international laws and regulations relating to its obligations under this Agreement regarding the development, manufacture, use, and sale of Licensed Products.

13.8 Choice of Law. This Agreement is governed by and will be construed in accordance with the laws of Colorado.

13.9 Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, the affected party shall promptly provide notice to the other party, and the parties shall attempt in good faith to resolve the matter.

(a)

Any disputes not so resolved shall be referred to the Principal Technology Transfer Officer for University and to Licensee’s Senior Executives with settlement authority, who shall meet at a mutually acceptable time and location within 30 days of the Notice Date and shall attempt to negotiate a settlement.

(b)

If the Senior Executives fail to meet within 30 days of the Notice Date, or if the matter remains unresolved for a period of 60 days after the Notice Date, either party may pursue any remedy allowed by law or this Agreement, provided that the state and federal courts located in the State of Colorado will have exclusive jurisdiction over any dispute arising under this Agreement, and Licensee hereby irrevocably submits to the exclusive jurisdiction of a court of competent jurisdiction in Colorado, and, by execution and delivery of this Agreement, Licensee (i) accepts, generally and unconditionally, the jurisdiction of this court and any related appellate court, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in the court or that the court is an inconvenient forum.

13.10 Merger and Modification of Agreement. The terms and provisions contained in this Agreement constitute the entire agreement between the parties and supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter, and no agreement or understanding varying or extending this

Exclusive License Agreement [Rev. 2020]	Page 25 of 37	CU Case Number CU5477B-01

Agreement will be binding upon either party to this Agreement, unless in a written amendment signed by duly authorized officers or representatives of the respective parties, and the provisions of this Agreement not specifically amended thereby remain in full force and effect according to their terms. For the sake of clarity, this Agreement supersedes the Software License Agreement, which is hereby terminated.

13.11 Severability. The provisions and clauses of this Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses.

13.12 Scope. This Agreement does not establish a joint venture, agency or partnership between the parties, nor create an employer/employee relationship. Neither party has the right, ability or authority to legally bind the other party.

13.13 Preservation of Immunity. Nothing in this Agreement is intended or may be construed as a waiver, either express or implied, of any of the immunities, rights, benefits, defenses or protections provided to University under governmental or sovereign immunity laws from time to time applicable to University, including the Colorado Governmental Immunity Act (C.R.S. § 24-10- 101, et seq.) and the Eleventh Amendment to the United States Constitution.

13.14 Headings. The headings are included for convenience only and may not be used to construe this Agreement.

13.15 Force Majeure. Noncompliance by either party with the obligations of this Agreement due to force majeure, (laws or regulations of any government, war, civil commotion, destruction of production facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers), or any other causes beyond the reasonable control of the applicable party, does not constitute breach of this Agreement and such party shall be excused from performance hereunder to the extent and for the duration of such circumstances, provided it first notifies the other party in writing of such circumstances, giving an indication of the likely extent and duration thereof, and uses commercially reasonable efforts to resume performance of its obligations as soon as practicable

13.16 Counterparts. This Agreement may be executed in one or more counterparts and by electronically transmitted signatures, each of which is hereby deemed an original, but all of which together constitute one and the same document. In making proof of this Agreement, it will not be necessary to produce or account for more than one such counterpart executed by the party against whom the enforcement of this Agreement is sought.

{Signature Page Follows}

Exclusive License Agreement [Rev. 2020]	Page 26 of 37	CU Case Number CU5477B-01

To evidence the parties’ agreement to this Agreement, the parties have executed it and delivered it on the Effective Date.

UNIVERSITY

By:	/s/ Brynmor Rees
Name:	Brynmor Rees
Title:	Managing Director, Venture Partners at CU Boulder and Assistant Vice Chancellor for Research and Innovation
Date:	6/28/2021

LICENSEE

By:	/s/ Rushton McGarr
Name:	Rushton McGarr
Title:	Chief Financial Officer
Date:

Exclusive License Agreement [Rev. 2020]	Page 27 of 37	CU Case Number CU5477B-01

APPENDIX A: SPECIFIC TERMS AND CONDITIONS

1.	Licensed Patents; Field of Use; Territory:

(a)	The Licensed Patents are as follows:

(i)	Jointly-Owned Licensed Patents

Internal ID	Country	Serial No/Patent No	Title	Inventor
CU5477B-US1	United States	US 16/576,067	Microwave Sensor Using Rydberg Particles	Evan Salim, Dana Anderson, Zoya Popovic, Farhad Majdeteimouri, and Jayson Denney
CU5478B-US1	United States	US 16/687,193	Quantum Tunneling Matter-Wave Transistor System	Dana Anderson, Brad Anthony Dinardo

(b)	Field of Use: All Fields

(c)	Territory: Worldwide

2.	Financial Conditions:

(a)	Licensee shall pay the following:

(i)

Patent Fees and Costs. Licensee shall reimburse University for patenting expenses incurred by University for the Licensed Patents. As of the Effective Date, unreimbursed patent expenses are [***]. With respect to expenses incurred by University after the Effective Date, Licensee shall reimburse University within 30 days of receiving an invoice from University.

(ii)	License Fee. Licensee shall pay a license fee of [***] due thirty (30) days from the Effective Date.

(iii)	Reserved.

Exclusive License Agreement [Rev. 2020]	Page 28 of 37	CU Case Number CU5477B-01

(iv)

License Maintenance Fee. Licensee shall pay University an annual License Maintenance Fee in the amount [***] due on each anniversary of the Effective Date starting on the first anniversary of the Effective Date. The License Maintenance Fees are creditable against royalties on Net Sales due for the same calendar year.

(v)	Royalty on Net Sales. Licensee shall pay University an earned royalty at:

(A)	Non-Government Sales: [***] of Net Sales of Licensed Products that are not Licensed Software Products

(B)	Government Sales of Licensed Products:

(I)

[***] of Net Sales of Licensed Products that are not Licensed Software Products, when Licensee’s annual Government Sales of Licensed Products that are not Licensed Software Products are less than [***] of Licensee’s total Net Sales of Licensed Products that are not Licensed Software Products, or

(II)

[***] of Net Sales of Licensed Products that are not Licensed Software Products, when Licensee’s annual Government Sales of Licensed Products that are not Licensed Software Products are [***] or more of Licensee’s total Net Sales of Licensed Products that are not Licensed Software Products

(C)

Licensed Products that Are Also Licensed Products Under the CU1833B-04 Agreement. If Licensee is required to pay a royalty on Net Sales of a Licensed Product under the CU1833B-04 Agreement, then Licensee may credit the royalties paid under the CU1833B-04 Agreement against royalties owed under this Agreement for the same Net Sales. For the sake of clarity, the maximum royalty payable by Licensee on a product, service or process, or part thereof, that constitutes a Licensed Product under both the CU1833B-04 Agreement and this Agreement is [***] or [***] of Net Sales, as the case may be.

(D)	[***] of Net Sales of Licensed Software Products

(vi)	Royalty on Sublicense Income. Licensee shall pay University an earned royalty at [***] of the Sublicense Income.

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(b)	Timing or Reporting and Payment Obligations. Licensee shall

(i)	prepare a quarterly Royalty Report pursuant to Article 6 Reports, Records and Audits and Appendix C, Form of Royalty Report; and

(ii)	submit the earned royalty payment, if any

within 30 days after the end of each quarter of the calendar year.

(c)	No Multiple Royalties. No multiple royalties are payable in the event any Licensed Products are covered by more than one of the Licensed Patents.

(d)	Interest. Licensee shall pay past payments including interest at either the rate of one percent per month compounded or the maximum interest rate allowed by applicable law, whichever is less.

(e)

Payments After License Termination. After the Agreement terminates, Licensee shall continue to submit earned royalty payments and reports required by Article 6 of this Agreement, until all Licensed Products made or imported under this Agreement have been sold and until all sublicense payments have been received by Licensee.

(f)

Tax-exempt. All payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind that may be imposed on University by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to University pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee. Licensee is also responsible for all bank transfer charges for payments.

(g)

Government Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee assumes all legal obligations to do so. Licensee shall notify University if Licensee becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs, including fees, penalties, and all other out-of-pocket costs, associated with such reporting or approval process.

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(h)

Payments. All payments due are payable in United States dollars. When Licensed Products are sold for monies other than United States dollars, Net Sales shall first be determined in the foreign currency of the country in which the sale was made and then converted into equivalent United States dollars. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

Licensee shall make, or cause the Sublicensee to make, all payments to University payable to “The Regents of the University of Colorado,” and, except as otherwise provided in this Agreement, within 30 days of receiving an invoice and mail them to the following address:

Venture Partners

University of Colorado Boulder

PO Box 911395

Denver, CO 80291-1395

ATTN: Accounts Receivable

3.	Licensee Due Diligence Milestones and Obligations

(a)

Due Diligence Milestones. Licensee shall use commercially reasonable efforts to develop, manufacture, sublicense, market and sell the Licensed Products in the Fields of Use and the Territory in accordance with the milestones defined here.

(i)	Submission of the Royalty Report and payment of the Net Sales royalty for any Net Sales invoiced prior to the Effective Date within 60 days of the Effective Date.

(ii)	Secure an aggregate of at least [***] in third party financing by June 1, 2022.

(iii)	Develop at least one prototype of a Licensed Product that is not solely a Licensed Software Product by December 31, 2024.

(iv)	Achieve [***] in cumulative Net Sales of Licensed Products and/or Sublicense Income by December 31, 2026.

(v)	Achieve [***] in cumulative Net Sales of Licensed Products and/or Sublicense Income by December 31, 2028.

(vi)	Achieve [***] in cumulative Net Sales of Licensed Products and/or Sublicense Income by December 31, 2031.

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Once Licensee has achieved all of the foregoing milestones, Licensee shall use commercially reasonable efforts to continue to develop, manufacture, market and sell or sublicense the Licensed Products in the Fields of Use and the Territory consistent with those utilized by companies of similar size and type that have successfully developed products and services similar to Licensed Products. In determining commercially reasonable efforts with respect to a particular Licensed Product, Licensee may not reduce such efforts due to the competitive, regulatory, or other impact of any other product or method that it owns, licenses, or is developing or commercializing.

University acknowledges and agrees that all due diligence milestones hereunder may be achieved by Licensee or by any Sublicensees.

Notwithstanding anything to the contrary herein, a failure of Licensee to meet any of the above Milestones is not a breach of this Agreement and shall be deferred as reasonably necessary in the event that the failure to reach the Milestone(s) is solely due to a force majeure event, provided that Licensee provides notice to University promptly in the event such circumstances arise, giving an indication of the likely extent and duration thereof, and uses commercially reasonable efforts to resume performance of its obligations as soon as practicable.

(b)

Mandatory Sublicensing. If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee, Licensee shall at University’s request negotiate in good faith a Sublicense with any such Sublicensee.

Licensee acknowledges University’s interest in ensuring that Licensed Products are developed and commercialized to the fullest extent possible for the benefit of the public.

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APPENDIX B: DILIGENCE REPORT

1. Diligence Reports General. Pursuant to Article 6 of this Agreement, Licensee is obligated to submit Diligence Reports. Licensee shall submit the following:

(a)	An annual Diligence Report within 30 calendar days of the end of each calendar year that is consistent with Section 2, below.

2. Diligence Report Details. Licensee shall include the following items in the Diligence Report:

(a)	Development Report (4-8 paragraphs)

(i)	Activities completed since last report, including the object and parameters of the development, when initiated, when completed and the results.

(ii)	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

(b)	Future development activities (4-8 paragraphs)

(i)	Activities to be undertaken before next report, including the type and object of any studies conducted and their projected starting and completion dates.

(ii)	Estimated total development time remaining before a product will be commercialized.

(c)	Changes to initial development plan (2-4 paragraphs)

(i)	Reasons for changes.

(ii)	Variables that may cause additional changes.

(iii)	Rationale for delay in or termination of development plans or product lines, including financial, strategic, and legal reasons.

(iv)

Rationale for non-termination of this Agreement or retention of the Field of Use and, if the Agreement includes more than one patent family under the Licensed Patents, retention of all of the patent families under the Licensed Patents.

Exclusive License Agreement [Rev. 2020]	Page 33 of 37	CU Case Number CU5477B-01

(d)	Additional items to be provided:

(i)

If Licensee receives funding from the State of Colorado, including funds received through University, a summary of capital investments and an employee growth chart (# of FTEs, employee positions and all related information).

(ii)	Information relating to the Licensed Products that have become publicly available, e.g., published articles, competing products, patents, etc.

(iii)

Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

(iv)	Update of competitive information trends in industry and government compliance.

(v)	Updates to the market plan.

(vi)	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to the Licensed Products or the Licensed Patents.

(vii)	If changed, the name and current address of Licensee’s patent counsel responsible for the Licensed Patents.

Exclusive License Agreement [Rev. 2020]	Page 34 of 37	CU Case Number CU5477B-01

APPENDIX C: FORM OF ROYALTY REPORT

Licensee Name:

Sublicensee Name (for Sublicensee reports):

CU Case No.:	Patent No.

Period Covered: From:	/ /	Through:	/ /

Prepared By:	Date:
Approved By:	Date:

Licensee shall, or shall require by contract each and every individual Sublicensee to, report gross sales, Net Sales and Net Sales exclusions separately for each product line or catalog number using the format located below. For the sake of clarity, if the Licensed Product covers several product lines or product catalog numbers, Licensee and every individual Sublicensee shall prepare a separate report for each individual product.

Product Name:

Product catalog no.:

Applicable Licensed Patents:

Net Sales Royalties (Note: Licensee shall report Net Sales by each Sublicensee separately.)

Country (list each separately	CU1833B- 04*	Gross Sales	Authorized Exclusions**	Net Sales	Royalty Rate	Royalty Amount Owed
United States

TOTAL:

Sublicense Income (Note: Licensee shall report Sublicense Income for each Sublicensee separately.)

Type (Source) of Sublicense Income	CU1833B- 04*	Total Amount Received	Authorized Exclusions**	Sublicense Income Royalty Rate	Sublicense Income Royalty Amount Owed

TOTAL:

*	This column is used to indicate whether a Licensed Product is covered by the CU1833B-04 License as described in Appendix A Section 2(a)(v)(C)
**

Authorized exclusions are defined in Article 1.1, Net Sales and Sublicense Income definitions, of this Agreement. If Licensee or Sublicensee makes any deductions whatsoever, then Licensee shall, or shall cause the Sublicensee to, submit an itemized list and detailed explanation of such deductions at that same time of this Royalty Report.

Exclusive License Agreement [Rev. 2020]	Page 35 of 37	CU Case Number CU5477B-01

EXHIBIT D: CU1833B-04 AGREEMENT

[Attached]

Exclusive License Agreement [Rev. 2020]	Page 36 of 37	CU Case Number CU5477B-01